PRESS RELEASE

Juniata Valley Financial Corp. Announces First Quarter Earnings for 2009 and Declares Quarterly
Dividend

Mifflintown, PA –April 21, 2009— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the first quarter of 2009.

Net income for the quarter ended March 31, 2009 was $1,410,000, a 0.6% increase over the results for the first quarter of 2008. Basic and diluted earnings per share were $0.32 for both quarters. Total assets at March 31, 2009 were $429.5 million, an increase of 0.3% in comparison to year-end 2008.

Net interest income was $4.0 million for the first quarter of 2009 as compared to $3.9 million in 2008. The net interest margin on a fully tax-equivalent basis increased 10 basis points, from 4.25% to 4.35%, when comparing the two periods. Average loans outstanding were 4.2% higher in 2009 than in 2008 and the cost to fund earning assets dropped by 61 basis points, contributing significantly to the increase in net interest income and the net interest margin. A loan loss provision of $135,000 was recorded in 2009, compared to $32,000 in 2008. The loan loss provision was increased to reflect loan growth and maintain the allowance for loan losses at a level sufficient to reflect the risk in the loan portfolio. On March 31, 2009, the percentage of non-performing loans to total loans was 0.53% as compared to 0.48% on March 31, 2008. Net charge-offs in the first quarter of 2009 grew to 0.07% of average loans outstanding as compared to nearly zero in the first quarter of 2008. Non-interest income from recurring sources such as the overdraft protection product, fees from the sale of investment products and trust fees decreased in total by $162,000. Non-interest expense increased by $150,000, or 4.9%, in 2009 as compared to 2008, primarily due to a $78,000 increase in FDIC insurance premiums and a $37,000 increase in professional fees.

Annualized return on average equity for the first quarter of 2009 was 11.59%, compared to the prior year’s ratio for the same period of 11.60%. For the quarters ended March 31, 2009 and 2008, annualized return on average assets was 1.32% and 1.34%, respectively.

Mr. Evanitsky commented, “On the heels of a strong performance for 2008, we are pleased to be able to follow up with solid first quarter results. Two factors which negatively impacted the quarter were the reduction in recurring non-interest income, which we believe is related to current weak economic conditions, and the increased level of FDIC deposit insurance premiums; unfortunately, we cannot control these factors affecting our performance. We intend to weather the economic crisis by protecting our capital position and seeking to continue to achieve a strong net interest margin.”

The $0.19 dividend per share paid in the first quarter of 2009 reflected an increase of 5.6% over the dividend paid in the first quarter of 2008. Mr. Evanitsky announced that, on April 21, 2009, Juniata Valley’s Board of Directors declared a cash dividend of $.19 per share for the second quarter, payable on June 1, 2009 to shareholders of record on May 15, 2009, maintaining the 5.6% increase in regular dividends as compared to the prior year.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, the current disruptions in the financial and credit markets, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.